Exhibit 99.1

news release	FOR IMMEDIATE RELEASE

Contacts at the Company:

Aegis Communications Group, Inc.	Information Line	(800) 332-0266

Aegis Communications Group Reports Fourth Quarter and Year End 2003 Results

IRVING, TEXAS — April 2, 2004 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS), a marketing services company that enables clients to make customer contact efforts more profitable, reported its results for the quarter and year ended December 31, 2003.

REVENUES

Fourth quarter 2003 revenues from continuing operations were $30.2 million as compared to $33.3 million for the same period last year, a decrease of $3.1 million, or 9.5%.  For the year ended December 31, 2003, revenues from continuing operations were $139.9 million versus $135.9 million in the prior year, an increase of $4.0 million, or 2.9%.   The decline in revenues versus the quarter ended December 31, 2002, was related to two clients who reduced volumes quarter over quarter, however this was partially offset by the increase in an outbound program with another existing client.  The increase in revenues for the year ended December 31, 2003, versus 2002 was primarily a result of expansion of work from clients in the cable television and membership services industries partially offset by a decrease in volumes from clients in the telecommunications and financial services industries.

OPERATING LOSS

The Company reported an operating loss for the quarter ended December 31, 2003.  Operating loss for the fourth quarter of 2003 was $6.0 million as compared to operating losses of $2.5 million in the fourth quarter of 2002.  For the year ended December 31, 2003, the Company incurred an operating loss of $12.8 million, versus a loss of $14.6 million for the same period ended 2002. The decline in operating performance over the quarterly comparative periods is primarily attributable to the decline in revenue referred to above, and $2.1 million in one-time selling, general and administrative expenses associated with the terminated merger agreement with Allserve and the subsequent closing of the Deutsche Bank/Essar transaction that took place in the fourth quarter of 2003.

“While we are disappointed with our performance, we clearly incurred significant incremental administrative expense and management distraction as a result of our deal activity during the fourth quarter.  However, the key endorsement of our Company by the investment of Deutsche Bank and the Essar Group, respectively a major global financial institution and one of India’s premier and largest companies, is certainly a positive event for our organization,” commented Herman Schwarz, the Company’s President and Chief Executive Officer.  “These new investors, the Board and management are working closely together to clearly differentiate the Company’s capabilities, increase profitability, deepen business with Aegis’ excellent customer base and identify new business opportunities for increasing shareholder value.  Our Company is excited about the new ownership and the resulting opportunities we believe it will bring,” continued Schwarz.

NET LOSS

The Company incurred a net loss applicable to common shareholders of $1.8 million, or $0.03 per common share, for the quarter ended December 31, 2003.  During the prior year comparable quarter, the Company incurred a net loss applicable to common shareholders of approximately $5.3 million, or $0.10 per common share.  For the year ended December 31, 2003, the Company generated a net loss applicable to common shareholders of $19.1 million, or $0.33 per common share, as compared to $70.8 million or $1.35 per common share for the year ended December 31, 2002.  Excluding net income from discontinued operations, a gain on sale of the related assets, a gain on the early extinguishment of debt and the cumulative effect of a change in accounting for goodwill, we incurred a net loss from continuing operations of $17.1 million or $0.30 per share for the period ended December 31, 2003, as compared to a net loss of $27.0 million or $0.52 per share for the period ended December 31, 2002.

Revenue Mix.  Together, inbound CRM and non-voice & other revenues represented 70.2% of the Company’s revenues in the fourth quarter of 2003 versus 79.9% in the fourth quarter of 2002.  Outbound CRM revenues accounted for 29.8% of total revenues for the three months ended December 31, 2003, as compared to 20.1% in the comparable prior year period.  The increase in outbound CRM for the fourth quarter of 2003 versus the fourth quarter of 2002 is due to an increase in volume associated with an existing client program.  For the three months and years ended December 31, 2003 and 2002, the mix of revenues was as follows:

	Three months ended December 31,				Year ended December 31,
	(Dollars in millions)				(Dollars in millions)
	2003	%	2002	%	2003	%	2002	%
Inbound CRM	$17.8	59.0%	$22.3	66.9%	$88.1	63.0%	$85.3	62.8%
Outbound CRM	9.0	29.8%	6.7	20.1%	36.3	25.9%	26.5	19.5%
Non-Voice & Other	3.4	11.2%	4.3	13.0%	15.5	11.1%	24.1	17.7%
Total revenues	$30.2	100.0%	$33.3	100.0%	$139.9	100.0%	$135.9	100.0%

Cost of Services.  For the quarter ended December 31, 2003, cost of services decreased by approximately $1.4 million, or 6.0%, to $22.1 million versus the quarter ended December 31, 2002.  Cost of services as a percentage of revenues for the quarter ended December 31, 2003 increased to 73.3%, from 70.6% during the comparable prior year period.  The reduction in direct labor costs in recognition of increased downward pressure on revenues, is primarily responsible for the reduction in cost of services.  The increase in cost of services as a percentage of revenues is primarily attributable to call center overhead costs, which, because of their generally fixed nature, were reduced by a lesser degree than the general decline in revenue.  For the year ended December 31, 2003, cost of services increased $6.2 million to $99.7 million compared to 2002.  As a percentage of sales, cost of services rose slightly over the same period, from 68.8% to 71.2%.  The increase year over year is primarily due to data and sales lead costs for an enhanced pay for performance project that began in January 2003 and increased telecommunications costs associated with the increase in revenues.  Additionally, as a result of expansion of work from existing clients, we also incurred additional labor costs associated with training employees for the increase in volumes.

Selling, General and Administrative.  Selling, general and administrative expenses increased 27.4% to $11.4 million in the quarter ended December 31, 2003, versus $9.0 million the prior year fourth quarter.  As a percentage of revenue, selling, general and administrative expenses for the quarter ended December 31, 2003, were 37.9% as compared to 26.9% for the prior year period.  For the year ended December 31, 2003, selling, general and administrative expenses were $41.5 million, or 29.7% of revenues versus $43.1 million, or 31.7% of revenues for the year ended December 31, 2002.  The increase in selling, general and administrative expenses over the three months ended December 31, 2003, is primarily attributable to $2.1 million in one-time expenses related to the terminated merger agreement with Allserve and the subsequent closing of the Deutsche Bank/Essar transaction.  The decrease year over year is primarily due to a slight increase in revenue over the same period as well as the result of the Company’s emphasis on controlling overhead costs.

Depreciation and Amortization.  Depreciation and amortization expenses, excluding acquisition goodwill amortization, decreased $0.7 million, or 21.5% in the quarter ended December 31, 2003, as compared to the quarter ended December 31, 2002. As a percentage of revenue, depreciation and amortization expenses were 8.8% in the quarter ended December 31, 2003, versus 10.2% in the quarter ended December 31, 2002.  For the years ended December 31, 2003 and 2002, respectively, depreciation and amortization expenses were $11.5 million, or 8.2% of revenues and $13.0 million, or 9.6% of revenues.  The reduction in depreciation expense is due to the effects of reduced capital spending coupled with more mature assets becoming fully depreciated.

Gain on Early Extinguishment of Debt.  The Company retired $15.4 million in subordinated debt with the proceeds of the November 5, 2003, transaction with Deutsche Bank and Essar.  We paid $8.1 million in cash and recorded $6.2 million in gain on early extinguishment of debt.  The gain has been reduced by $1.1 million, which, if not owed to AllServe for the breakup fee as a result of the terminated agreement on November 5, 2003, will be distributed to the subordinated debt holders, net of certain expenses, as part of the Deutsche Bank/Essar agreement.

Income Tax Provision.    The Company has not provided an income tax benefit to the operating losses incurred during the quarter and year ended December 31, 2003, as such benefit would exceed the projected realizable deferred tax asset.

Discontinued Operations.  As reported previously, on April 12, 2002, the Company completed the sale of assets of Elrick & Lavidge, its marketing research division, to Taylor Nelson Sofres Operations, Inc., a wholly-owned subsidiary of United Kingdom based Taylor Nelson Sofres plc.  The Company recognized a gain on disposal of the segment of  $8.3 million, which was reported in its second quarter 2002 results.  Pursuant to an agreement dated October 7, 2003, the Company and Taylor Nelson Sofres Operations, Inc. reached an agreement regarding certain purchase price adjustments.  In light of the above referenced agreement, the gain on the disposal of this segment was reduced by $0.1 million during the quarter ending September 30, 2003.  Additionally, during the quarter ended December 31, 2003, the Company reduced the gain by $0.5 million as a result of additional reserves for an existing lease agreement.  Elrick & Lavidge’s revenues, reported in discontinued operations, for the year ended  2002 were $6.2 million.

Change in Accounting Principle.  In connection with the adoption of SFAS 142, the Company completed the transitional goodwill impairment test during the quarter ended September 30, 2002.  A third party engaged by the Company performed the valuation.  As a result of the performance of the impairment test, the Company concluded that goodwill was impaired, and accordingly, recognized a goodwill impairment loss of $43.4 million.  The non-cash impairment charge was reported as a cumulative effect of an accounting change retroactive to January 1, 2002, in accordance with the provisions of SFAS 142.  The goodwill impaired was related to prior acquisitions for which the perceived incremental value at the time of acquisition did not materialize.  The Company did not recognize any goodwill impairment in 2003.

Cash and Liquidity.  Cash and cash equivalents (excluding restricted cash) at December 31, 2003 and 2002, were $1.7 million and $1.6 million respectively, while working capital totaled $5.7 million and $4.8 million.  Outstanding bank borrowings under the Company’s revolving line of credit at December 31, 2002 were $5.9 million.  On November 5, 2003, all amounts owed under the Company’s line of credit were paid in full using a portion of the proceeds from the Deutsche Bank/Essar transaction.  On January 26, 2004, we entered into a new credit agreement with Wells Fargo Foothill that will allow the company to borrow up to $25.0 million, with a maturity date of January 26, 2007.  The Company was not in compliance with covenants under the new credit agreement for the two-month period ended February 29, 2004.  On March 30, 2004, the Company entered into an amended agreement, waiving all defaults and revising covenants.  The maturity date of the amended agreement has remained unchanged.

Deutsche Bank/Essar Transaction.  On November 5, 2003, the Company completed a transaction whereby Deutsche Bank AG – London and Essar Global Limited, part of the Essar Group, a diversified industrial group out of India, provided approximately equal portions of a $28.231 million investment in the Company in return for three-year secured promissory notes and warrants to purchase up to 80 percent of the Company’s common stock on a fully-diluted basis.  In accordance with the terms of its then-existing senior and subordinated loans, as well as the terms of its agreement with Deutsche Bank and Essar, the Company was required to repay or otherwise retire its obligations to various lenders from the proceeds of this transaction (and, to the extent the subordinated debt was not paid off, the holders of the subordinated debt discharged the debt and released the Company from any further liability under their promissory notes).  On January 28, 2004, $8.0 million of the first required installment was paid as a result of entering into a new credit facility with Wells Fargo Foothill.  On that same date the promissory notes were amended.  The principal amount of the amended notes in the aggregate was $20.231 million, with each note still payable in two installments.  The first installment of $4.344 million was due as the cash collateralized letters of credit were replaced under the new credit facility and the funds released to the Company. The Company made additional payments totaling $2.0 million dollars in March 2004 on the first installment.  While the Company made payments of $10.0 million of the required $12.344 million due in 2004, a portion of the amounts coming due were not paid as prescribed thus resulting in a default under the notes and new credit agreement.  On March 30, 2004, the Company executed amended agreements with revised covenants and received waivers for all defaults in the notes.  In addition, the amended notes included an extension of the due date for the balance of initial installment payments of $2.344 million to January 3, 2005.  Accordingly, these balances have been reclassified to long-term debt as of December 31, 2003, thus improving our working capital position.  The principal amounts of the amended Notes were increased to include capitalized interest of $0.166 million through March 30, 2004.  The aggregate amount of the amended notes at March 30, 2004, is $18.398 million.

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that enables clients to make customer contact efforts more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 3,700 people and utilizing approximately 4,600 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.

(financial statements follow)

Aegis Communications Group, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended December 31,				Year ended December 31,
	2003	%	2002	%	2003	%	2002	%
Revenues	$30,163	100.0%	$33,329	100%	$139,861	100.0%	$135,894	100.0%
Operating Costs:
Cost of services	22,107	73.3%	23,517	70.6%	99,667	71.2%	93,492	68.8%
Selling, general and administrative expenses	11,429	37.9%	8,972	26.9%	41,529	29.7%	43,118	31.7%
Depreciation and amortization	2,658	8.8%	3,386	10.2%	11,462	8.2%	13,013	9.6%
Restructuring charges	—	—	—	—	—	—	900	0.7%
Total operating expenses	36,194	120.0%	35,875	107.7%	152,658	109.1%	150,523	110.8%
Operating loss	(6,031)	-20.0%	(2,546)	-7.7%	(12,797)	-9.1%	(14,629)	-10.8%
Gain on early extinguishment of debt	(6,199)	-20.6%	—	—	(6,199)	-4.4%	—	—
Interest expense, net	575	1.9%	271	0.8%	2,385	1.7%	1,160	0.9%
Non-cash interest expense	300	1.0%	414	1.2%	1,613	1.2%	1,565	1.2%
Loss from continuing operations before income taxes	(707)	-2.3%	(3,231)	-9.7%	(10,596)	-7.6%	(17,354)	-12.9%
Current taxes	62	0.2%	(107)	-0.3%	300	0.2%	(107)	-0.1%
Deferred taxes	—	—	—	—	—	—	9,778	7.2%
Net loss from continuing operations	(769)	-2.5%	(3,124)	-9.4%	(10,896)	-7.8%	(27,025)	-20.0%
Discontinued operations:
Loss from operations of discontinued segment	—	—	—	—	—	—	(94)	-0.1%
Estimated gain (loss) on disposal of business segment	(443)	-1.5%	—	—	(569)	—0.4%	8,283	6.1%
Loss before cumulative effect of change in accounting principle	(1,212)	-4.0%	(3,124)	-9.4%	(11,465)	-8.2%	(18,836)	-14.0%
Cumulative effect of change in accounting for goodwill impairment	—	—	—	—	—	—	(43,448)	-32.0%
Net loss	$(1,212)	-4.0%	$(3,124)	-9.4%	$(11,465)	-8.2%	$(62,284)	-46.0%

Preferred stock dividends	620	2.1%	2,222	6.7%	7,608	5.4%	8,468	6.2%
Net loss applicable to common shareholders	$(1,832)	-6.1%	$(5,346)	-16.1%	$(19,073)	-13.6%	$(70,752)	-52.2%

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.02)		$(0.10)		$(0.33)		$(0.68)
Discontinued operations	(0.01)		—		—		0.16
Cumulative effect of change in accounting principle	—		—		—		(0.83)
Net loss applicable to common shareholders	$(0.03)		$(0.10)		$(0.33)		$(1.35)
Weighted average shares of common stock outstanding:
Basic	72,515		52,171		57,299		52,171
Diluted	72,515		52,171		57,299		52,171

Aegis Communications Group, Inc.

Selected Financial Data
(Dollars in thousands)

	December 31, 2003	December 31, 2002

Assets
Cash and cash equivalents	$1,703	$1,584
Accounts receivable, net	23,615	20,871
Total current assets	31,326	23,834
Property and equipment, net	18,297	28,627
Total assets	50,294	52,678

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Deficit
Current portions of long-term obligations	$1,140	$1,333
Accounts payable	4,427	3,375
Total current liabilities	25,625	19,028
Revolving line of credit	—	5,900
Long-term obligations, net of current portions	19,756	1,873
Subordinated indebtedness	—	13,936
Total liabilities	45,381	40,737
Redeemable convertible preferred stock	31,362	57,491
Total shareholders’ deficit	(26,449)	(45,550)